   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 18, 1998
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                        IMAGYN MEDICAL TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                                      98-0122944
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                                ----------------

                            5 CIVIC PLAZA, SUITE 100
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 668-5858

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------

                               CHARLES A. LAVERTY
                             CHIEF EXECUTIVE OFFICER
                        IMAGYN MEDICAL TECHNOLOGIES, INC.
                            5 CIVIC PLAZA, SUITE 100
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 668-5858
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------

                                   COPIES TO:

                             KEVIN M. HIGGINS., ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                        IMAGYN MEDICAL TECHNOLOGIES, INC.
                            5 CIVIC PLAZA, SUITE 100
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 668-5858

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] _______________

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                             PROPOSED              PROPOSED
                                                         AMOUNT               MAXIMUM              MAXIMUM             AMOUNT OF
               TITLE OF SECURITIES                        TO BE           OFFERING PRICE          AGGREGATE          REGISTRATION
                 TO BE REGISTERED                     REGISTERED(1)        PER SHARE(1)       OFFERING PRICE(1)           FEE
---------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001 par value..................   2,250,000 shares            $5/16               $703,125             $295.00
---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c).
                                ----------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 1998

PROSPECTUS

                        IMAGYN MEDICAL TECHNOLOGIES, INC.


                        2,250,000 SHARES OF COMMON STOCK

                                ----------------

    The registration statement (the "Registration Statement") of which this Prospectus is a part, registers the offer and sale by the holders named herein or by their transferees, pledgees, donees or successors (the "Selling Security Holders") of 2,250,000 shares of Common Stock ("Common Stock") of Imagyn Medical Technologies, Inc. ("Imagyn" or the "Company"). The holders acquired the outstanding Common Stock offered hereby from the Company in connection with term financing provided by affiliates of the Selling Security Holders to the Company under the terms of the Company's Amended and Restated Credit Agreement. See "Selling Security Holders" and "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby. See "Use of Proceeds." The Common Stock of the Company is listed on The
Nasdaq SmallCap Market under the symbol "IMTI." On              , 1998, the last
reported sale price of the Common Stock was $         per share. See "Risk
Factors" and "Price Range of Common Stock and Dividends."

    The Selling Security Holders directly, through agents designated from time to time, or through dealers or underwriters also to be designated may sell the Common Stock from time to time on terms to be determined at the time of sale. The effectiveness of the Registration Statement of which this Prospectus constitutes a part is expected to terminate on the earlier of August 24, 2003 and the date on which all of the shares of Common Stock have been sold.

    To the extent required, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or by filing a post-effective amendment to the registration statement of which this Prospectus is a part. See "Plan of Distribution."

    The Company will not receive any proceeds from this offering. The aggregate proceeds to the Selling Security Holders from the sale of the Common Stock will be the purchase price less the aggregate agent's commissions and underwriter's discounts, if any. The Company by agreement will pay substantially all of the other expenses of this offering. See "Plan of Distribution" herein for a description of the indemnification arrangements for the agents, dealers and underwriters.

    The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.
                                ----------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
          COMMISSION, HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
           OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS        , 1998.

                       WHERE YOU CAN FIND MORE INFORMATION

    Imagyn Medical Technologies, Inc. ("Imagyn" or the "Company") files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). These reports, proxy statements and other information can be read and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain SEC regional offices. For additional information on the public reference rooms you can call the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding the Company.

    The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained herein concerning the provisions of any documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. For further information concerning the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. The Registration Statement, including the exhibits and schedules thereto, may be read and copied at the public reference facilities of the SEC or may be obtained from the SEC's internet website, as described above.

    The SEC's rules allow the Company to "incorporate by reference" information into this Prospectus, which means that the Company can disclose important financial and other information to you by referring you to another document filed separately with the SEC. The Company incorporates by reference in this Prospectus the following documents, which have been previously been filed with the SEC: (i) the Company's Annual Report on Form 10-K, as amended, for the year ended March 31, 1998 (Commission file no. 1-11150); (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (Commission file no. 1-11150); (iii) the Company's Current Report on Form 8-K, dated September 14, 1998 (Commission file no. 1-11150); and (iv) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated November 22, 1996 (Commission file no. 1-11150).

    The Company also incorporates by reference all documents that the Company may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus and before the termination of this offering. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q , Current Reports on Form 8-K and proxy statements, all of which will be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (excluding exhibits to the information that is incorporated herein by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to Kevin M. Higgins, Senior Vice President and General Counsel, Imagyn Medical Technologies, Inc., 5 Civic Plaza, Suite 100, Newport Beach, California 92660; telephone number (949) 668-5858.

    Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed incorporated document or in any accompanying prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                   THE COMPANY

OVERVIEW

    Imagyn is a developer, manufacturer and distributor of products for the urology, minimally invasive and general surgery, and gynecology markets (the "Target Markets"). The Company has a broad offering of products used by healthcare professionals for patients suffering from impotence, incontinence and other gynecological and urological disorders, and other conditions requiring minimally invasive and general surgery. In October 1994, the Company adopted and began to implement a strategic plan which took advantage of consolidation opportunities in the highly fragmented medical products industry. Management's strategy was to position the Company to benefit from the competitive advantages and operating efficiencies inherent in an infrastructure which combines an experienced management team, sophisticated and efficient manufacturing facilities and a large sales force.

    The Company's strategy is to: (i) expand the range of products to its growing Target Markets; (ii) leverage its sales force to increase sales of its existing, newly acquired and recently developed products, including sales through distributors and group purchasing organizations; (iii) further capitalize on efficiencies and synergies available by continuing to consolidate manufacturing of existing and acquired products into the Company's existing manufacturing operations; (iv) continue to acquire and develop additional innovative products and product lines, including products to serve the gynecology market; and (v) develop and expand an international sales and marketing presence to capitalize on opportunities it identifies in selected developed countries.

RECENT DEVELOPMENTS

    On August 24, 1998, the Company and its senior lenders amended and restated the Company's senior credit facility. In connection with the amendment, the Company entered into a $57.5 million amended credit agreement that is comprised of a $43 million revolving facility and a $14.5 million term facility. The amended facility made available to the Company $14.5 million of term financing.

    The amended credit facility expires on December 30, 1998 and may be extended for two additional one-year periods on each December 30th, provided that no event of default occurred during the preceding year (the "Expiration Date"). In no event will the term of the amended credit facility extend beyond December 30, 2000. The borrowings under the amended credit facility are secured by substantially all of the assets of the Company and its subsidiaries. The Company is required to meet certain covenants under the amended credit agreement, including financial covenants.

    The $43.0 million revolving portion of the amended credit facility bears interest at prime plus 1.50% or LIBOR plus 3.25%. The Company pays a fee of 0.5% on the unused portion of the revolving credit facility. The borrowing availability under the revolving portion of the amended credit facility is calculated using a borrowing base. The borrowing base is equal to 80% of eligible accounts receivable plus $39.0 million (the "Additional Amount"). The Additional Amount will be reduced in an amount equal to the net cash proceeds received by the Company in connection with certain asset sales. The Company is required to pay the revolving lender each month an amount equal to 1/2% of the Additional Amount, for each month in which the borrowings under the revolving portion of the credit facility exceed 80% of eligible accounts receivable. The Company is not permitted to prepay the principal amount of any term loans until the revolving loans have been repaid in full.

    The $14.5 million term portion of the amended credit facility was fully funded in August 1998, and bears interest at a rate of 15% per annum. In connection with funding the term portion of the amended credit facility, the Company paid a 2% commitment fee and a 2% arrangement fee to the term lenders. In addition, the Company pays a quarterly maintenance fee of $50,000 to the term lenders. Under the term portion of the amended credit facility, interest is payable monthly and the principal balance is payable on the Expiration Date.

    In connection with obtaining the term financing under the amended credit agreement, the Company issued to affiliates of the term lenders 2,250,000 shares of Common Stock of the Company (50% of the shares are held in escrow and will be returned to the Company for cancellation upon certain contingencies being satisfied). The initial term lenders are the Selling Security Holders identified in this Prospectus. The Company has also agreed to file a registration statement to register the resale of the shares, and to use its best efforts to have the registration statement declared effective. In the event that the Company fails to comply with certain registration obligations, the Company has agreed to pay to the term lenders a one-time extension fee equal to 2% of the term loans, and to pay an additional 2.5% interest on outstanding term loans retroactive to the original funding date.

                                  RISK FACTORS

    In considering whether to purchase the Common Stock offered hereby you should consider carefully the following information, together with the other information contained in or incorporated by reference in this Prospectus.

    Liquidity Risks; Going Concern Qualification. The Company is a party to a $57.5 million senior secured credit facility, consisting of a $43 million revolving facility and a $14.5 million term facility. As of September 11, 1998, the Company had borrowed $48.1 million under the credit facility and had approximately $9.4 million of availability under the revolving facility.

    While the restructuring of the Company's senior credit facility in late August 1998 has provided the Company with capital to fund its near term liquidity requirements, the Company continues to explore alternatives to deal with its liquidity needs going forward, including the sale of non-strategic assets and continued consolidation and cost cutting initiatives.

    As a result of the Company's liquidity situation in July 1998, the Company's independent auditors included an explanatory paragraph in the independent auditors report included in the Company's Annual Report on Form 10-K for the year ended March 31, 1998 stating that there is substantial doubt about the Company's ability to continue as a going concern. The existence of the explanatory paragraph may materially adversely affect the Company's relationships with its creditors and suppliers, and therefore could have a material adverse affect on the Company's business, financial condition and results of operations.

    Significant Leverage. The Company has substantial indebtedness and significant debt service obligations. At June 30, 1998 the Company had approximately $251.5 million of outstanding liabilities, approximately $182.9 million of total assets, approximately $108.3 million of total tangible assets and a stockholders' deficit of $68.6 million.

    The Company's ability to satisfy its debt obligations will depend upon its ability to satisfactorily deal with its liquidity requirements, and future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, as well as the availability of borrowings under its existing senior credit facility or successor credit facilities or the proceeds of asset sales. The Company will require substantial amounts of cash to fund scheduled payments of principal and interest on its outstanding indebtedness as well as future capital expenditures and any increased working capital requirements. The Company historically has had negative cash flow from operations. In order to have positive cash flow from operations and meet its various financial requirements, including debt service, the Company must experience substantial growth and improvements in its results of operations.

    There can be no assurance that the Company will have positive cash flow from operations in the future. If the Company is unable to meet its cash requirements out of cash flow from operations or from available borrowings, there can be no assurance that it will be able to obtain alternative financing or that it will be permitted to do so under the terms of the senior credit facility, the indenture relating to the Company's Senior Subordinated Notes (the "Note Indenture"), or other debt instruments. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results or to fund capital expenditures or research and development may be adversely affected. Finally, it is anticipated that in order to pay the principal balance of the senior credit facility and Senior Subordinated Notes at maturity, the Company will have to obtain alternative financing.

    The Company's high degree of leverage could have important consequences including, without limitation, the following: (i) a substantial portion of the Company's net cash provided by operations will be committed to the payment of the Company's interest expense and principal repayment obligations and will not be available to the Company for its operations, capital expenditures or other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital or capital expenditures may be limited; (iii) the Company will be more highly leveraged than most of its competitors, which may place it at a disadvantage and limit the Company's flexibility in reacting to changes in its business; and (iv) a portion of the Company's borrowings under the senior credit facility bear interest at variable rates, which could result in higher interest expense if interest rates rise.

    Operating Losses; No Assurance of Profitability; Liquidity. The Company reported net losses for the nine months ended March 31, 1996, the years ended March 31, 1997 and 1998, and the three months ended June 30, 1998, of $24.4 million, $91.5 million, $88.5 million and $ 18.8 million, respectively. There can be no assurance that the Company will be profitable in any future period. The net cash used in operating activities by the Company for the nine months ended March 31, 1996, for the years ended March 31, 1997 and 1998, and for the three months ended June 30, 1998 was $18.1 million, $61.3 million, $82.6 million and $ 12.6 million, respectively. There can be no assurance that the operating activities of the Company will generate sufficient cash flow to meet its liquidity needs in any future period. The future capital requirements of the Company will depend upon many factors, including the success of its sales and marketing efforts, new product development, future acquisitions of companies and products and the Company's ability to manage costs. In addition, other than certain permitted indebtedness (under the Note Indenture), including indebtedness under the senior credit facility, the Company will need substantial improvement in results of operations in order to incur additional indebtedness under the terms of the Note Indenture. If adequate funds are not available, the Company may be required to delay, scale back or eliminate its product development efforts, which could have a material adverse effect on the Company's business, results of operations or financial condition.

    Limitations Imposed by Certain Indebtedness. The documents governing the indebtedness of the Company (including the Note Indenture and the senior credit facility) contain significant covenants that limit the Company's and its subsidiaries' ability to engage in various transactions and, in the case of the senior credit facility, require satisfaction of specified financial performance criteria. In addition, under each of the foregoing documents, the occurrence of certain events (including, without limitation, failure to comply with the foregoing covenants, material inaccuracies of representations and warranties, certain defaults under or acceleration of other indebtedness and events of bankruptcy or insolvency) would, in certain cases after notice and grace periods, constitute an event of default permitting acceleration of the indebtedness covered by such documents. The limitations imposed by the documents governing the outstanding indebtedness of the Company and its subsidiaries are substantial, and failure to comply with them could have a material adverse effect on the Company and its subsidiaries. Under the terms of the senior credit facility, the Company is precluded from making the interest payment due September 30, 1998 on the Company convertible subordinated debentures, unless certain milestones are achieved. If the Company fails to achieve the milestones, and does not make the required interest payment within the grace period, the failure would constitute an event of default under the convertible subordinated debentures. The occurrence of an event of default under the convertible subordinated debentures would constitute an event of default under the Company's senior credit facility, and would become an event of default under the Company's Senior Subordinated Notes, if either the senior lender or the holders of the convertible subordinated debentures elected to accelerate the maturity of debt held by them.

    Year 2000 Issues. The "Year 2000" issue is the result of computer programs using two digits rather than four digits to define the applicable year. Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. Use of non-compliant programs could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions and invoices or engage in similar normal business activities.

    In late calendar year 1997, the Company undertook to examine its systems for Year 2000 compliance with a view toward replacing non-compliant systems and creating an integrated Year 2000 compliant system. The Company has determined that its integrated Management Information System is Year 2000 compliant. This system provides for the Company's management of operations and managerial and financial reporting requirements. In addition, the Company is undertaking a comprehensive program to address the Year 2000 issue with respect to the following non-system areas: (i) network switching, (ii) the Company's non-information technology systems (such as buildings, plant, equipment and other infrastructure systems that may contain embedded microcontroller technology), (iii) the status of major vendors, third party network service providers and other material service providers (insofar as they relate to the Company's business), and (iv) the status of major customers (insofar as they relate to the Company's business). The Company's efforts to assess its non-system areas related to Year 2000 compliance involve (i) a wide-ranging assessment of the Year 2000 problems that may effect the Company,
(ii) the development of remedies to address the problems discovered in the assessment phase, and (iii) testing of the remedies.

    The Company has begun to analyze contingency plans to handle worst case Year 2000 scenarios that the Company believes reasonably could occur and, if necessary, intends to develop a timetable for completing such contingency plans.

    The Company currently estimates the total costs related to bringing the internal systems associated with networks, and telecommunication equipment into compliance in the range of $150,000 to $200,000. It is estimated that approximately $120,000 of these costs will be capitalized to the extent permitted under generally accepted accounting principles.

    Although the Company's efforts to be Year 2000 compliant are intended to minimize the adverse effects of the Year 2000 issue on the Company's business and operations, the actual effects of the issue will not be known until 2000. Difficulties in completing the Company's compliance program or the failure of its major vendors, third party network service providers, and other material service providers and customers to adequately address their respective Year 2000 issues in a timely manner could have a material adverse effect on the Company's business, results of operations, and financial condition.

    Future Operating Results Dependent on Products. The future operating results of the Company will be dependent upon its ability to increase sales of existing medical products and the continued acceptance of such products by the medical community and third-party payors as useful and cost-effective. Historically, the Company has been highly dependent on the sale of vacuum erection devices for the treatment of male impotence. The market for medical products is characterized by rapid technological change and product obsolescence. In particular, competition in the market for treatment of male impotence is especially intense and has increased substantially in recent years. The recent introduction of new drug-based treatments for impotence, such as the oral medication Viagra(R) (a registered trademark of Pfizer Corporation), have adversely impacted the Company's historical business for vacuum erection devices. Competitors and others may develop and introduce new products, devices or approaches for treatment of the conditions targeted by the Company that could render one or more of the Company's products obsolete or noncompetitive. The future operating results of the Company will also be dependent, therefore, upon its ability to develop or acquire new products that are competitive in the markets it serves. Product acceptance will depend upon many factors, including the continued demonstration of the utility and cost-effectiveness of products of the Company, the maintenance of regulatory clearance in the United States and elsewhere and the continued availability of third-party reimbursement. Failure of one or more of the Company's products to continue to be accepted by the medical community or the inability to develop new products could have a material adverse effect on the Company. Substantially all of the Company's medical product sales are derived from medical products of companies that the Company has acquired. As the Company has acquired businesses and technologies, it has acquired a number of related products under development which will require additional research and development efforts by the Company in an attempt to bring such products to market.

    While members of management of the Company have experience in developing products internally, the Company has not historically developed a significant number of medical products internally. There can be no assurance that the Company's medical products will be successfully developed and marketed, that required regulatory approvals from the Food and Drug Administration or equivalent foreign authorities for any indication will be obtained or that any products, if produced, will be capable of being produced in commercial quantities at reasonable costs, that such future products will be brought to market in a timely manner or that existing products will generate significant sales, the failure of any of which could have a material adverse effect on the Company 's business, operating results or financial condition.

    Concentration of Credit Risk; Extended Payment Terms. The Company sells several product lines that are considered "capital equipment" by hospitals and other purchasers. From time to time, the Company offers certain customers extended payment terms to facilitate sales of these products. The Company may in the future grant similar extended payment terms. The Company's typical payment terms require payment from 30 to 90 days. As of June 30, 1998, the Company had a total of $3.7 million of accounts receivable on extended payment terms with Integrated Medical Resources, Inc. ("IMR") for sales of the Company's Rigiscan product pursuant to terms under which the payments are due over 15-36 months. Over the fifteen month period ended June 30, 1998, the Company did not sell any products to IMR on extended terms. IMR is a public company traded on the Nasdaq under the symbol "IMRI." Bruce Hazuka, Executive Vice President -- Chief Operating Officer of the Company, is a member of the board of directors of IMR.

    Uncertainty Relating to Third-Party Reimbursement. In the United States, healthcare providers, such as hospitals and physicians, that purchase the Company's products and other medical devices, generally rely on third-party payors, including private health insurance plans and federal Medicare and state Medicaid, to reimburse all or part of the cost of the procedure in which the medical device is being used. Reimbursement has traditionally been available in the United States for vacuum erection devices manufactured by the Company and sold by prescription to patients under a specific reimbursement code. The majority of the remaining Company products are used in procedures for which reimbursement is generally available, however, there are no specific reimbursement codes for the Company's products. There can be no assurance that reimbursement will be available for procedures performed using the Company's existing products or future products. In the event that reimbursement is not available for procedures using such products, the market acceptance for such products in the United States could be materially and adversely affected. In addition, certain healthcare providers are moving toward a managed care system in which such providers contract to provide comprehensive healthcare for a fixed cost per covered individual. The Company is unable to predict what changes will be made in the reimbursement methods utilized by third-party healthcare payors, and the Company could be adversely affected by changes in reimbursement policies of governmental or private healthcare payors, particularly to the extent any such changes affect reimbursement for procedures in which its products are used. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from healthcare payors for procedures in which their products are used or adverse changes in governmental and private third-party payors' policies toward reimbursement for such procedures would have a material adverse effect on the Company's business, financial condition and results of operations.

    Market acceptance of the Company's products in international markets may be dependent in part upon the availability of reimbursement within prevailing healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government sponsored and private health insurance. There can be no assurance that any international reimbursement approvals will be obtained in a timely manner, or at all. Failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of the Company's products in international markets and therefore could have a material adverse effect on the Company's business, financial condition and results of operations.

    Reliance on Patents and Proprietary Rights. The commercial success and future revenue growth of the Company will depend, in part, on its ability to operate without infringing on the rights of others both in the United States and abroad and not breaching technology licenses that cover technology used in its products. The Company owns or has authority to use United States and foreign patent rights with respect to some of its medical products and has filed, and expects in the future to file, patent applications. It is uncertain whether any third party patents will require the Company to develop alternative technology or to alter its products or processes, obtain licenses or cease certain activities. If such licenses are required, there can be no assurance that the Company will be able to obtain such licenses on commercially favorable terms, if at all. Failure by the Company to obtain a license to any technology that it may require to commercialize its products could have a material adverse effect on the Company. The Company believes that some measure of patent protection with respect to its products will be required to allow it to compete with large medical products companies. There can be no assurance that the Company will continue to develop or acquire products or processes that are patentable or that patents applied for will be issued or that any patents issued to or licensed by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide it with competitive advantages. In addition, the Company could incur substantial costs in defending its proprietary rights and there can be no assurance that a competitor's technology or product would be found to infringe such rights.

    Although the Company believes that its patents are valid, there can be no assurance that the validity of any patent will be upheld if asserted by the Company against any party. Further, there can be no assurances as to the breadth and degree of protection that will be afforded the Company's patent rights or that other companies will not independently develop similar but non-infringing competitive products. Moreover, the laws of some foreign countries may not protect the Company's proprietary rights to the same extent as the laws of the United States. In addition, there is currently pending before Congress legislation providing for changes to the patent law which may adversely affect the patent and proprietary rights of pharmaceutical, biopharmaceutical and biomedical firms. If such pending legislation is adopted, the extent to which such changes would affect the operations of the Company cannot be ascertained.

    The patents or proprietary rights of others may have an adverse effect on the ability of the Company to do business in the future. The Company may be required to obtain licenses to patents or proprietary rights of other parties in order to produce and sell certain of its products. No assurance can be given that the Company's technology can be developed and commercialized without a license to such patents or proprietary rights or that any licenses required under any such patent or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain or maintain such licenses, it could encounter delays in product introductions while it attempts to design around or contest the validity of such patents, or the Company could find that the development, manufacture or sale of products requiring such licenses could be foreclosed, any of which could have a material adverse effect on the Company. Furthermore, there can be no assurance that competitors or potential competitors will not independently develop similar or alternative products to those of the Company, duplicate any of the Company's products or technologies, or design around the patented technologies developed by the Company or its licensors, any of which could have a material adverse effect on the Company's business, results of operations or financial condition.

    The Company also relies on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. There can be no assurance that others will not independently create substantially equivalent proprietary information or otherwise gain access to or disclose such information of the Company. It is the Company's policy to require certain of its employees, contractors and consultants to execute confidentiality agreements to protect its unpatented proprietary technology and know-how. There can be no assurance that such confidentiality agreements will not be breached, that the Company would have adequate remedy for such breach, or that the Company's trade secrets will not otherwise become known through independent discovery by competitors. Moreover, in the absence of patent protection, the Company's business may be adversely affected by competitors who independently develop substantially equivalent technology.

    Regulatory Matters. Most of the Company's medical products are subject to regulation for safety and efficacy by, among other governmental entities, the United States Food and Drug Administration and corresponding agencies of state and foreign countries in which the Company sell its products. The process of receiving governmental approval may take a number of years and the expenditure of substantial resources. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any of the products developed by the Company. If regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. Further, discovery of previously unknown problems with a product, manufacturer or its manufacturing facilities may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. The Federal Food, Drug and Cosmetic Act, the Public Health Services Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, recordkeeping, approval, advertising and promotion of such products. Product development and approvals within this regulatory framework take a number of years and involve the expenditure of substantial resources. Noncompliance with applicable requirements may have a material adverse effect on the Company and can result in fines, warning letters, recall or seizure of products, total or partial suspension of production, refusal by the government to approve product license applications or allow the Company to enter into supply contracts, and criminal prosecution. The FDA also has the authority to revoke product licenses and establishment licenses previously granted. Failure to comply with present or future regulatory requirements, or respond to the new information reflecting on the safety or effectiveness of an approved product, can lead the FDA to withdraw its approval to market a product. The Company incurs substantial costs in complying with regulatory requirements.

    The FDA requires that a manufacturer introducing a new medical device or a new indication for use of an existing medical device obtain either a 510(k) premarket notification clearance or a premarket approval ("PMA") prior to being introduced into the market. The 510(k) premarket notification clearance process is significantly quicker and less costly than the PMA process. Substantially all of the Company's FDA marketing clearances have been obtained through the FDA's 510(k) process; however, certain other products will require PMAs. The PMA process is significantly more complex and time consuming than the 510(k) notification process. The PMA process may take several years or longer and requires the submission of extensive supporting data and clinical information. The Company believes that it is in material compliance with the FDA's 510(k) requirements for new and modified devices. The FDA has announced a program to review approvals (510(k)s and PMAs) for certain devices. There can be no assurance that upon any such review the FDA will agree with the Company's determination regarding its 510(k)s. If the FDA were to disallow a 510(k) marketing clearance for any device, the Company could be required to file appropriate applications, either 510(k) or PMA, with the FDA or to take the products in question off the market. If the FDA were to require suspension of the sale of one or more of the products pending receipt of 510(k) clearance or if the FDA were to refuse to grant 510(k) clearance, the Company's business, results of operations and financial condition could be materially and adversely affected. There can be no assurance that the Company will obtain timely regulatory approval for its future products, or that existing approvals will not be withdrawn. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed.

    Competition. The markets in which the Company operates are very competitive and are characterized by rapidly evolving technology and product obsolescence. The Company believes that its ability to develop and commercialize new products and product enhancements is and will be critical to its continued growth. There are a substantial number of medical products companies and such companies could develop or offer products which would compete with products which the Company currently markets or intends to market. Some of these companies have marketing and distribution capabilities, and many of them have capital resources and research and development staffs, substantially greater than those of the Company. Moreover, it is reasonable to expect additional entrants into the field. Any of these companies could introduce competing products, which could cause a decline in sales or loss of market acceptance of existing or future products of the Company. There can be no assurances that technological change, including the development of new treatment modalities, will not place one or more of the Company's existing or future products at a competitive disadvantage. In addition, increased competitive pressure could lead to intensified price-based competition that could materially adversely affect the Company's business, results of operations or financial condition. There can be no assurance that the Company will be able to compete successfully in the future.

    Dependence on Management. The success of the Company will depend on its ability to attract and retain highly qualified personnel. In particular, the loss of Charles A. Laverty, the Company's Chief Executive Officer, could have a material adverse effect on the Company's business if a suitable replacement could not be found. The Company has an employment agreement with Mr. Laverty that provides for a three-year term expiring on April 1, 1999. The agreement automatically renews for additional three-year terms if not terminated by either party by prior notice. The Company has "key person" insurance on the life of Mr. Laverty in the amount of $5.0 million; however, there can be no assurance that such insurance would be sufficient to compensate the Company for his absence. There can be no assurance that the Company will be successful in attracting or retaining key personnel.

    Products Liability Exposure. The medical products manufactured by the Company have from time to time become the subject of products liability litigation initiated by the patients using the products. In addition, as additional products of the Company enter the market, the Company will be subject to an increased risk of products liability claims. While the Company believes that its products have been manufactured in accordance with industry standards, and believes it has maintained adequate products liability insurance coverage, any adverse claim or series of claims or adverse publicity resulting from a claim, regardless of whether such claims are covered by insurance, could have a material adverse effect on the Company's business, results of operations or financial condition.

    Potential Tax Liability. In connection with the redomestication of the Company from Canada to the State of Delaware in July 1995, The Company has filed a final Canadian tax return reporting the "deemed sale" of assets of Davstar Industries Ltd. (the Canadian parent company). The Company anticipates that the Canadian tax authorities will review the tax status of the former entity, Davstar Industries Ltd., as a result of its redomestication from Canada to the United States and believes that all or at least a significant amount of any potential Canadian tax liability arising from the redomestication would be offset against the Company's Canadian loss carryforwards. However, the Canadian tax authorities could attempt to assign a greater value to the Company than used in the Company's estimates, which could result in some amount of Canadian tax that cannot be presently determined being assessed in a future period. No provision for any liability that may result from the ultimate resolution of this tax matter has been included in the accompanying consolidated financial statements of the Company.

    Limitation on Use of Tax Net Operating Loss Carryovers. As of March 31, 1998, the Company had accumulated net operating loss carryovers for U.S. federal and state income tax purposes of approximately $178.0 million and $104.0 million, respectively. These loss carryovers would expire, if not previously utilized against income of the

Company, in various years through 2012. The future income tax benefit of these losses has not been given recognition in the Consolidated Financial Statements. Under Section 382 of the United States Internal Revenue Code of 1986, as amended (the "Code"), and corresponding provisions of state tax law, certain "ownership changes" with respect to the stock of a corporation having unused net operating loss carryovers (a "loss corporation"), or with respect to the stock of its parent corporation, may result in annual limitations on utilizations of such loss carryovers against future income of the loss corporation. In connection with the acquisition of Osbon Medical Systems Ltd. in December 1995, an ownership change occurred for purposes of Section 382 of the Code, thereby subjecting the Company to annual limitations on its ability to offset its existing loss carryovers against its future income. In connection with the acquisition of Microsurge on March 31, 1997, an additional ownership change occurred. The Company believes this additional ownership change will not reduce the December 29, 1995 Section 382 limitation, but will place limitations on the maximum annual utilization of operating loss carryforwards generated subsequent to such date.

    Warrants and Options; Potential Dilution and Adverse Impact on Additional Financing. The Company has a significant number of outstanding options and warrants. In May and July 1996, the Company issued $50.0 million of the Company's 8.75% Convertible Subordinated Debentures due 2006 (the "Debentures") which are convertible into the Company Common Stock at a conversion price, subject to adjustment, of $10.90 per share. The holders of the Debentures would be entitled to receive 4,587,156 shares of Common Stock if such holders elected to convert all of the Debentures into Common Stock. To the extent that the outstanding options and warrants are exercised, or convertible securities are converted, dilution of the interests of the Company's stockholders may occur. The existence of such warrants, options and convertible securities may adversely affect the terms on which the Company can obtain additional financing, and the holders of such warrants, options and convertible securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain additional capital by an offering of its unissued capital stock on terms more favorable to the Company than those provided by such warrants, options and convertible securities.

    Rights Agreements; Anti-takeover Effects. The Company has adopted a Preferred Share Purchase Rights Plan, pursuant to a Rights Agreement dated as of May 20, 1993 (the "Rights Agreement"). The Rights Agreement provides for the type of plan commonly called a "poison pill." The Rights Agreement is intended to prevent abusive hostile takeover attempts. However, the Rights Agreement could have the effect of deterring or preventing an acquisition of the Company even if a majority of the Company's stockholders would be in favor of such acquisition, and could also have the effect of making it more difficult for a person or group to gain control of the Company or to change existing management.

    Volatility of Stock Price. The market price of the Company's Common Stock is subject to significant fluctuations in response to variations in quarterly operating results, general trends in the market for healthcare products, and other factors. In addition, broad market fluctuations as well as general economic or political conditions such as healthcare reform may adversely affect the market price of the Company Common Stock, regardless of the Company's actual operating performance. The market price of the Company's Common Stock has historically been very volatile.

         Potential Transfer to OTC. The Company has been notified by the Nasdaq Stock Market that the Company no longer satisfies the continued listing criteria for the Nasdaq SmallCap Market. The Company has requested a hearing to present its reasons for continued listing on the Nasdaq SmallCap Market. If the Company fails to achieve the minimum continued listing requirements or is not otherwise granted a waiver, the Company's Common Stock will no longer trade on the Nasdaq SmallCap Market and instead will trade in the over-the-counter (OTC) bulletin board market.

    Absence of Dividends. The Company has never paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future. In addition, the Company is restricted in its ability to pay dividends under outstanding credit facilities.

    Forward-Looking Statements May Prove Inaccurate. The Company has made forward-looking statements in this document (and in certain documents that are incorporated by reference into this document) that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the Company's management, and on information currently available to such management. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company, and statements preceded by, followed by or that include the words "believes," "anticipates," "intends," "expects" and words of similar import. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: liquidity risks; risks relating to historical operating losses; general economic and business conditions, both domestic and foreign; industry capacity; development of products; proprietary rights; demographic changes; existing government regulations and changes in, or the failure to comply with, government regulations; legislative proposals for healthcare reform; liability and other claims asserted against the Company; competition; the loss of any significant customers; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of the Company; and other factors referenced herein. Given these uncertainties, the Company stockholders are cautioned not to place undue reliance on any forward-looking statements. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.


                                 USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Common Stock offered herein by the Selling Security Holders.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "IMTI." From November 26, 1996 until March 24, 1998, the Company's Common Stock was traded on the Nasdaq National Market. Prior to November 26, 1996, the Company's Common Stock was traded on the American Stock Exchange. The following table sets forth the high and low closing sales prices per share for the periods indicated. For current price information, prospective purchasers are encouraged to consult publicly available sources.

                                                         HIGH              LOW
                                                         ----              ---
FISCAL 1997:
  First quarter .............................          $16               $11 3/4
  Second quarter ............................          $15 1/4           $ 9 1/2
  Third quarter .............................          $13 1/4           $ 7 1/4
  Fourth quarter ...........................           $11 7/8           $ 7 1/4

FISCAL 1998:
  First quarter .............................          $10 1/4           $ 4 3/4
  Second quarter ............................          $ 6 1/8           $ 4
  Third quarter .............................          $ 6               $ 2 9/32
  Fourth quarter ............................          $ 3 1/8           $ 1 13/32

FISCAL 1999:
  First quarter .............................          $ 1 1/2           $   1/2
  Second quarter (through September 15, 1998)          $   22/32         $   9/32

The Company has received notice from the Nasdaq that the Company does not currently satisfy the continued listing criteria for inclusion of the Company's Common Stock on the Nasdaq SmallCap Market. The Company has requested a hearing to present its reasons for continued listing on the Nasdaq SmallCap Market. If the Company fails to achieve the minimum continued listing requirements or is not otherwise granted a waiver, the Company's Common Stock will no longer trade on the Nasdaq SmallCap Market and instead will trade in the over-the-counter
(OTC) bulletin board market.

    The Company has never paid cash dividends on its Common Stock and does not anticipate that it will do so in the foreseeable future. The present policy of the Company is to retain earnings, if any, to finance the anticipated growth of its business. In addition, the Company is restricted from paying cash dividends under the terms of outstanding indebtedness.

                            SELLING SECURITY HOLDERS

    The shares of Common Stock offered hereby were originally issued and sold by the Company in August 1998 to the Selling Security Holders in a private placement to accredited investors (as defined in Rule 501(a) under the Securities Act). The shares covered by this Prospectus are being registered to permit public secondary trading of the shares of Common Stock and the Selling Security Holders may offer the Common Stock for resale from time to time; provided, that 1,250,000 of the shares registered hereunder may not be offered for sale until after November 22, 1998. See "Plan of Distribution."

    Except for participation in the term financing as described above under "The Company - Recent Developments," none of the Selling Security Holders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Common Stock and other securities of the Company.

    The following table sets forth as of September 15, 1998, the respective number of shares of Common Stock beneficially owned by each Selling Security Holder. The term Selling Security Holders includes the holders listed below and the beneficial owners of the Common Stock and their transferees, pledgees, donees or other successors. The table has been prepared based upon information furnished to the Company by or on behalf of the Selling Security Holders.

   NAME OF SELLING SECURITY HOLDER         COMMON STOCK BENEFICIALLY OWNED             PERCENTAGE OWNERSHIP
Elliott Associates, L.P.                           562,500 shares                              1.45%
Westgate International, L.P.                       562,500 shares                              1.45%
Elliott Associates, L.P. (1)                     562,500 shares (2)                            1.45%
Westgate International, L.P. (1)                 562,500 shares (2)                            1.45%
                                                 ------------------
                                                  2,250,000 shares


---------

(1) These shares are owned of record by Kleinberg, Kaplan, Wolff & Cohen, P.C., as escrow agent, pursuant to an escrow agreement, dated August 28, 1998, among the Selling Security Holders, the Company and the escrow agent.

(2) These shares are contingently issuable to the named Selling Security Holders. Depending upon the outcome of certain contingencies, the shares held by the escrow agent will either be returned to the Company or delivered to the named Selling Security Holders. If delivered to the Selling Security Holders, these shares will be available for sales under this Prospectus.

    The information concerning the Selling Security Holders may change from time to time. If required, such changes will be set forth in Prospectus Supplements. Because the Selling Security Holders may offer all or some portion of the Common Stock pursuant to this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of Common Stock, no estimate can be given as to the amount of Common Stock that will be held by the Selling Security Holders upon termination of this offering.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Company is authorized to issue up to 100,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value of which 250,000 shares have been designated as Series A Junior Participating Preferred Stock (the "Series A Preferred Shares"). As of September 15, 1998, there were 38,687,325 shares of Common Stock issued and outstanding and no preferred stock issued or outstanding.

COMMON STOCK

    Each holder of Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares of Common Stock (and the Debentures described below) entitled to vote in any election of directors may elect all of the directors standing for election. Subject to any preferences which may be granted to the holders of Preferred Stock, each holder of Common Stock is entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, as well as any distributions to the stockholders upon liquidation, dissolution or winding up of the Company. Each holder of Common Stock is entitled to share ratably in all assets of the Company remaining after payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no conversion, redemption, subscription or preemptive rights or other rights to subscribe for additional shares. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

    The Board of Directors is authorized to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series, without any further vote or action by the stockholders of the Company. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action of the stockholders of the Company. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock of the Company, including the loss of voting control to others.

    The Company has adopted a Preferred Share Purchase Rights Plan (the "Rights Plan") which is designed to deter coercive or certain takeover tactics, to prevent a person or group from gaining control of the Company without offering fair value to all stockholders and to deter other abusive takeover tactics which are not in the best interest of stockholders. In May 1993, the Company executed the Rights Plan with its transfer agent and 250,000 Series A Preferred Shares were designated for potential issuance under the Rights Plan. Under the terms of the Rights Plan each share of Common Stock is accompanied by one right; each right entitles the registered stockholder to purchase from the Company one-hundredth of a share of Series A Junior Participating Preferred Stock, $.001 par value, at an exercise price of $200. The rights only become exercisable ten days after a public announcement that an acquiring person (as defined in the Rights Plan) has acquired 20% or more of the outstanding shares of Common Stock of the Company or a person or group offers to acquire 35% or more of the outstanding Common Stock or ten days after the Company determines that a person is an Adverse Person (as defined in the Rights Plan). The Company can redeem the Rights for $.01 per Right at any time until ten days after the rights become exercisable (the 10-day period can be extended by the Company). The Rights Plan will expire on June 30, 2003 unless earlier redeemed by the Company. If, subsequent to the rights becoming exercisable, the Company is acquired in a merger or other business combination at any time when there is a 20% or more holder, the rights will then entitle a holder to buy shares of common stock of the acquiring company with a market value equal to twice the exercise price of each right. Alternatively, if the 20% holder acquires the Company by means of a merger in which the Company and its stock survive, or if any person acquires 35% or more of the Company's Common Stock, each right now owned by a 20% or more stockholder, will become exercisable for Common Stock of the Company having a market value equal to twice the exercise price of the right.

VOTING DEBENTURES

    The holders of the Debentures are entitled to vote on all matters submitted to a vote of the stockholders of the Company, voting together with the holders of the Common Stock (and any other shares of capital stock of the Company entitled to vote at a meeting of stockholders) as one class. Each Debenture is entitled to a number of votes equal to the number of shares of Common Stock into which the Debenture could then be converted. As of June 30, 1998, there was $50.0 million aggregate principal amount of Debentures outstanding which would convert into 4,587,156 shares of Common Stock.

DELAWARE ANTI-TAKEOVER LAW

    Section 203 of the Delaware General Corporation Law ("Section 203") provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder") but less than 85% of such shares may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's Board of Directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

    Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest of the Interested Stockholder, or transactions in which the Interested Stockholder receives certain other benefits.

REGISTRATION RIGHTS

    The Company is required under the Registration Agreement with the Selling Security Holders to file a shelf registration statement under the Securities Act covering the resale of the 2,250,000 shares of Common Stock (the "Shares") owned by the Selling Security Holders on or before October 8, 1998 and to use its best efforts to cause the registration statement to be declared effective under the Securities Act on or before December 22, 1998. The Company is obligated to keep the registration statement effective until the earliest of (i) such time as all the Shares have been sold thereunder, and (ii) five years after its effective date. Each holder of Shares that sells such Shares pursuant to the registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provision of the Registration Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of Shares will be required to deliver information to be used in connection with the registration statement in order to have its Shares included in the registration statement.

    The Company has granted registration rights to the holders of the Debentures with respect to both the Debentures and the shares of Common Stock into which the Debentures may be converted. Pursuant to such rights, the Company may, on no more than one occasion and when requested by the holders of not less than 51% of the aggregate principal amount of the Debentures outstanding at such time the request is made, be required to register the Debentures for resale under the Securities Act. In addition, the Company may, on no more than three occasions, be required to register the shares of Common Stock into which the Debentures may be converted. Such registration may only be required of the Company if the registration is requested with respect to not less than 20% of the shares of Common Stock underlying the Debentures. Finally, shares of Common Stock into which the Debentures may be converted may also participate in any other registered offering initiated by the Company for its own account or for shares of Common Stock owned by other stockholders of the Company.

    The Company has granted registration rights to Avatex Corporation ("Avatex") in connection with financing transactions. At any time, the holders of not less than 20% of the shares of Common Stock received or to be received in connection with these transactions may, on two occasions, require the Company to register such shares of Common Stock for resale under the Securities Act. In addition, shares of Common Stock issued or to be issued in connection with these transactions may also participate in any other registered offering initiated by the Company for its own account or for shares of Common Stock owned by other stockholders of the Company.

    The Company has granted certain piggyback registration rights with respect to shares of Common Stock to be received upon exercise of warrants issued to a lender in connection with loans to the Company and granted piggyback and demand registration rights to another lender with respect to shares issuable upon exercise of a warrant issued in connection with the Company's former credit facilities.

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer and Trust Company is the transfer agent and registrar for the Common Stock.

                              PLAN OF DISTRIBUTION

    The Common Stock offered hereby may be sold from time to time to purchasers directly by any of the Selling Security Holders. Alternatively, any of the Selling Security Holders may from time to time offer the Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of Common Stock for whom they may act as agent. The Selling Security Holders and any underwriters, dealers or agents participating in the distribution of Common Stock may be deemed to be underwriters, and any profit on the sale of Common Stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of Common Stock is made, if required, a Prospectus Supplement will be distributed which will set forth the aggregate amount of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or reallocated or paid to dealers, including the proposed selling price to the public. The Company will not receive any of the proceeds from the sale by the Selling Security Holders of the Common Stock offered hereby.

    The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Security Holders or by agreement between the Selling Security Holders and underwriters or dealers.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Common Stock may not simultaneously engage in market activities with respect to any of the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Security Holders. All of the foregoing may affect the marketability of the Common Stock.

    Pursuant to agreements with the Selling Security Holders, the Company will pay substantially all of the expenses incident to the registration, offering and sale of the Common Stock to the public other than commissions and discounts of underwriters, dealers or agents, and has agreed to indemnify the Selling Security Holders against certain liabilities, including liabilities under the Securities Act.

    In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Securities may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

    The Company has agreed to keep the Registration Statement of which this Prospectus forms a part continuously effective until August 24, 2003 or such shorter period which will terminate when all Common Stock covered by the Registration Statement has been sold.

                                  LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Kevin M. Higgins, Esq.

                                     EXPERTS

    The financial statements and the related financial statement schedules incorporated in this prospectus by reference from Imagyn Medical Technologies, Inc.'s Annual Report on Form 10-K for the year ended March 31, 1998, have been audited by Deloite & Touche LLP, independent auditors, as stated in their report (which report expressed an unqualified opinion and included an explanatory paragraph relating to the Company's ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements and financial statement schedule not separately included herein of the Company (before giving effect to the business combination with Imagyn Medical, Inc. which occurred on September 29, 1997 and was accounted for as a pooling of interests) as of March 31, 1997, and for the nine months ended March 31, 1996 and for the year ended March 31, 1997, included in the Company's Annual Report on Form 10-K for the year ended March 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.


     The consolidated financial statements of Imagyn Medical, Inc. (not separately included herein), as of March 31, 1997 and for the year ended March 31, 1997 and for the nine months ended March 31, 1996, incorporated by reference herein from the Company's Annual Report on Form 10-K for the year ended March 31, 1998 have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such report is incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Microsurge, Inc. (not separately included herein), as of March 31, 1997 and for the year ended March 31, 1997 and for the nine months ended March 31, 1996, incorporated by reference herein from the Company's Annual Report on Form 10-K for the year ended March 31, 1998 have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such report is incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================


  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ----------------



                                TABLE OF CONTENTS

                                                     PAGE
Where You Can Find More Information..........

The Company..................................

Risk Factors.................................

Use of Proceeds..............................

Price Range of Common Stock and
  Dividends..................................

Selling Security Holders.....................

Description of Capital Stock.................

Plan of Distribution.........................

Legal Matters................................

Experts......................................


================================================================================


                                 IMAGYN MEDICAL
                               TECHNOLOGIES, INC.







                        2,250,000 SHARES OF COMMON STOCK




                             ----------------------
                                   PROSPECTUS
                             ----------------------





                                           , 1998


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses in connection with the offer and sale of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:

Registration Fee................................................... $295
Legal Fees and Expenses............................................    *
Blue Sky Fees and Expenses.........................................    *
Accounting Fees and Expenses.......................................    *
Printing and Engraving Expenses....................................    *
Transfer Agent and Registrar Fees..................................    *
Miscellaneous......................................................    *
  Total............................................................ $  *
                                                                    ====

*  to be filed by amendment

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Reference is made to Section 145 ("Section 145") of the General Corporation Law of the State of Delaware (the "DGCL") which provides for indemnification of directors and officers in certain circumstances.

    The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director of the Company except for liability (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL (unlawful payment of dividends), or (iv) for any transaction from which such director derived an improper personal benefit.

    The Company is empowered by Section 145 of the DGCL, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in the defense of any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director or officer of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    The Company's Bylaws provide that the Company shall indemnify its directors and officers to the full extent permitted by law.

    The Registrant has entered into agreements with certain directors and officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts to the fullest extent permitted by law incurred in connection with any proceeding to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted honestly and in good faith with a view to the best interests of the corporation.

    There are directors' and officers' liability insurance policies presently in force insuring directors and officers of the Registrant and its subsidiaries.

ITEM 16. EXHIBITS

     EXHIBIT
     NUMBER                               EXHIBIT
     ------                               -------
      3.1          Certificate of Incorporation of Imagyn Medical Technologies,
                   Inc., as amended through September 29, 1997. Incorporated by reference to Exhibit 3.1 of the Company's Form S-3
                   Registration Statement No. 333-12723.

      4.1 Form of Certificate for Common Stock. Incorporated by reference to Exhibit 4.1 of the Company's Annual Report on Form 10-K for the fiscal period ended March 31, 1996.

      4.2 Rights Agreement. Incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated May 20,
                   1993 (the "May 20, 1993 Form 8-K").

      4.3          Form of Rights Certificate. Incorporated by reference to
                   Exhibit 4.2 to the Registrant's May 20, 1993 Form 8-K.

      4.4          Warrant Agreement, dated April 10, 1997, between Urohealth
                   Systems, Inc. and The Bank of New York, as warrant agent.
                   Incorporated by reference to Exhibit 4.4 of the Company's
                   Current Report on Form 8-K dated April 28, 1997.

      4.5 Warrant Registration Rights Agreement, dated April 10, 1997, between Urohealth Systems, Inc. and Bear, Stearns & Co. Inc.
                   Incorporated by reference to Exhibit 4.5 of the Company's
                   Current Report on Form 8-K dated April 28, 1997.

      5.1          Opinion of Kevin m. Higgins, Esq.*

     23.1          Consent of Deloitte & Touche LLP

     23.2          Consent of Ernst & Young LLP

     23.3          Consent of PricewaterhouseCoopers LLP

     23.4          Consent of PricewaterhouseCoopers LLP

     23.5          Consent of Kevin M. Higgins, Esq. (included in Exhibit 5.1)*

     24.1 Power of Attorney of certain officers and directors (included in Part II to the Registration Statement).

------------

*to be filed by amendment.


ITEM 17. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (d)(1)(i) and (d)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newport Beach, State of California, on September 18, 1998.

                                       IMAGYN MEDICAL TECHNOLOGIES, INC.

                                       By: /s/ CHARLES A. LAVERTY
                                           -------------------------------------
                                           Charles A. Laverty
                                           Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

    Each person whose signature appears below hereby authorizes and appoints Charles A. Laverty, Michael A. Montevideo and Kevin M. Higgins, jointly and severally, as attorneys-in-fact and agents, each acting alone, with full powers of substitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, to this registration statement and exhibits and other documents in connection therewith, with Securities and Exchange Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURES                                   TITLE                                 DATE
               ----------                                   -----                                 ----
/s/ CHARLES A. LAVERTY                     Chairman of the Board and Chief                 September 18, 1998
----------------------------------------   Executive Officer (Principal Executive
            Charles A. Laverty             Officer)

/s/ MICHAEL A. MONTEVIDEO                  Senior Vice President and Chief                 September 18, 1998
----------------------------------------   Financial Officer  (Principal  financial
           Michael A. Montevideo           and accounting officer)

/s/ JOHN CHAMBERLIN
----------------------------------------   Director                                        September 18, 1998
              John Chamberlin


----------------------------------------   Director                                        September 18, 1998
              James W. Biondi

/s/ LAWRENCE GOELMAN
----------------------------------------   Director                                        September 18, 1998
             Lawrence Goelman


----------------------------------------   Director                                        September 18, 1998
             Philip D. Green

/s/ MICHAEL S. GROSS
----------------------------------------   Director                                        September 18, 1998
             Michael S. Gross

/s/ RICHARD R. NEWHAUSER
----------------------------------------   Director                                        September 18, 1998
           Richard R. Newhauser

               SIGNATURES                  TITLE                          DATE
/s/ FRANCIS J. TEDESCO
----------------------------------------   Director                September 18, 1998
          Francis J. Tedesco

                                  EXHIBIT INDEX

  EXHIBIT                                                                            SEQUENTIALLY
  NUMBER                                   DESCRIPTION                               NUMBERED PAGE
  ------                                   -----------                               -------------
    3.1          Certificate of Incorporation of Imagyn Medical Technologies,
                 Inc., as amended through September 29, 1997. Incorporated by reference to Exhibit 3.1 of the Company's Form S-3 Registration
                 Statement No. 333-12723.

    4.1 Form of Certificate for Common Stock. Incorporated by reference to Exhibit 4.1 of the Company's Annual Report on Form 10-K for the fiscal period ended March 31, 1996.

    4.2 Rights Agreement. Incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated May 20, 1993
                 (the "May 20, 1993 Form 8-K").

    4.3          Form of Rights Certificate. Incorporated by reference to
                 Exhibit 4.2 to the Registrant's May 20, 1993 Form 8-K.

    4.4          Warrant Agreement, dated April 10, 1997, between Urohealth
                 Systems, Inc. and The Bank of New York, as warrant agent.
                 Incorporated by reference to Exhibit 4.4 of the Company's
                 Current Report on Form 8-K dated April 28, 1997.

    4.5 Warrant Registration Rights Agreement, dated April 10, 1997, between Urohealth Systems, Inc. and Bear, Stearns & Co. Inc.
                 Incorporated by reference to Exhibit 4.5 of the Company's
                 Current Report on Form 8-K dated April 28, 1997.

    5.1          Opinion of Kevin M. Higgins, Esq. *

    23.1         Consent of Deloitte & Touche LLP

    23.2         Consent of Ernst & Young LLP

    23.3         Consent of PricewaterhouseCoopers LLP

    23.4         Consent of PricewaterhouseCoopers LLP

    23.5         Consent of Kevin M. Higgins, Esq. (included in Exhibit 5.1)*

    24.1 Power of Attorney of certain officers and directors (included in Part II to the Registration Statement).

------------

* to be filed by amendment.